EXHIBIT 99.2

MAY 11, 2005

FOR IMMEDIATE RELEASE

PLIANT CORPORATION REPORTS FIRST QUARTER 2005 RESULTS

Pliant Corporation today reported record 1st quarter sales of $263 million. This represents an 11% increase over the 1st quarter of 2004 on 3.3% less volume, measured in pounds. Average selling prices increased 14.7% in the 1st quarter of 2005 as compared to the 1st quarter of 2004 and accounted for approximately $35 million in additional sales. On a sequential basis, sales increased 3.7% over the 4th quarter of 2004 on 2.3% less volume, measured in pounds.

Total segment profit was $21.8 million for the 1st quarter of 2005 compared to $27.5 million for the 1st quarter of 2004. The company successfully offset the majority of the negative impacts of higher resin costs but was impacted by the effects of weak volumes/mix, higher freight costs and higher costs associated with the company's growth initiatives. However, the 1st quarter was in line with the company's internal profit plan which builds up to $110 million for the full year. On a sequential basis, segment profit increased 33% over the 4th quarter of 2004. However, the company made a $4.5 million non-cash prior period vacation accrual charge in the 4th quarter of 2004. Adding back that $4.5 million charge, segment profit increased 5% over the 4th quarter of 2004, on a comparable basis.

Harold Bevis, President and CEO of Pliant Corporation said, "Pliant continues to make solid operational progress.

     o The company continues to consistently eliminate waste in its plants. Pliant lowered its annual net waste per pound produced from 8.1% in 2003 to 6.8% in 2004 and ran under 6% per pound produced in the 1st quarter of 2005.

     o The company continues to consistently improve its manufacturing quality. Pliant has lowered its manufacturing quality credit rate from 0.53% in 2003 to 0.39% in 2004 and ran under 0.35% in the 1st quarter of 2005."

LIQUIDITY

Borrowings under the revolving credit facility averaged $32.6 million during the 1st quarter of 2005. This amount was slightly higher than the 4th quarter of 2004 and reflects higher resin costs in the company's working capital accounts as well as the outlays required for the company's 2005 capital spending plan. However, resin prices decreased in April, decreased in May and widespread softness suggests a favorable resin price outlook in the next several months as well.

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IMPROVED FUTURE LIQUIDITY

The company took advantage of favorable capital markets and modified the terms of its 1st lien bonds in May 2005 to improve its liquidity and flexibility in the years 2007, 2008 and 2009. These amended notes no longer require payment of cash interest beginning in 2007. Instead, they require payment of non-cash interest in the form of additional notes through maturity, thus effectively capping cash interest payments on Pliant's bonds at current levels through maturity. This will enable us to re-invest in our business more aggressively as new growth opportunities emerge and provide protection against unfavorable resin price movements in the future, if they occur.

SALE OF ALLIANT BUSINESS

Pliant sold its Alliant reclosables business to ITW in April 2005 for a purchase price of $6.3 million. This business contributed $0.6 million in sales and incurred a $0.3 million loss in segment profit in the 1st quarter of 2005.

2005 GUIDANCE UPDATE

The company had properly planned for the results achieved in the 1st quarter of 2005. We are therefore reconfirming our guidance of $110 million for the full year of 2005.

CONCLUSION

Bevis said, "Our results were in line with our internal expectations in a very difficult operating environment in the 1st quarter of 2005. We are modifying our production and inventory plans in response to the continued soft sales environment but remain firmly committed to our strategically sound business plan built on innovation, customer service, accretive sales growth and operational excellence."